SALT LAKE CITY, UT--(Marketwire - 03/31/11) - Lyfe Communications, Inc. (OTC.BB:LYFE - News), www.connectedlyfe.com, a technology leader in the development of next generation media services integrating TV, high-speed Internet and enhanced voice services, today announced that Lyfe co-founder Greg Smith has been appointed CEO. Greg has over 17 years of technology and product development experience in digital media technology businesses.

The change in leadership comes on the heels of important technology platform development milestones for the Company. "Greg is exactly the right leader for Lyfe Communications. His extensive technology background and experience in next generation entertainment and communications platforms will serve us well in the next phase of our Company's growth," stated Bob Bryson, EVP of Business Development at Lyfe Communications.

"Now that we have developed the technologies required for new media services, we are looking forward to delivering new services in 2011. We are in active discussions with potential partners and investors to deploy these technologies and provide next generation media services to customers," commented Smith.

Before joining Lyfe Communications, Greg served as Chief Technology Officer at DG FastChannel where he directed the product innovation through a new broadcaster distribution network for advertisements and syndication. Prior to that Smith was Chief Technology Officer at Move Networks, the world leader in adaptive streaming video technologies. He also served as Vice President of Technologies and Products and Vice President of Sales at All Media Guide, the leading business-to-business provider of descriptive entertainment metadata, media recognition and recommendation technologies, and the web's most popular consumer research sites for music and movie data. He has also served as Senior Product Manager & Director of Technologies at Edgix and was part of the business development and product teams at PanAmSat and Space Systems/Loral. Greg holds BSE dual degrees in Aerospace and Mechanical Engineering from Princeton and certificates in control theory and advanced dynamics from Stanford University.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the Company and other factors detailed in the Company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.